Exhibit 99.1

REPAY Announces Chief Financial Officer Transition

ATLANTA--(BUSINESS WIRE)—April 25, 2025-- Repay Holdings Corporation (NASDAQ: RPAY) (“REPAY” or the “Company”), a leading provider of integrated payment processing solutions, today announced that Tim Murphy will be stepping down from his role as Chief Financial Officer to pursue an opportunity outside of the payments industry with a private equity-backed company. Mr. Murphy has served as the Chief Financial Officer of REPAY since 2014, and helped guide the company to its successful public listing in 2019 while also completing eleven acquisitions during his tenure. Mr. Murphy will remain with the Company until May 15, 2025 to help facilitate a smooth transition. Upon his departure from the Company, Thomas Sullivan will be appointed as Interim Chief Financial Officer until a permanent replacement can be identified. Mr. Sullivan is currently the Company’s Chief Accounting Officer.

“We are incredibly grateful to Tim for his many contributions to REPAY over the last eleven plus years,” said John Morris, CEO of REPAY. “His unique combination of skills has been essential as REPAY’s first Chief Financial Officer, as both a private and a public company. We wish him well in all his future endeavors, and we are now focused on conducting a search process for the right candidate to continue leading our financial organization.”

“I want to thank John and the entire REPAY team, along with REPAY’s Board of Directors, for their partnership and contributions since I joined in 2014,” said Tim Murphy. “I have nothing but respect and admiration for the organization and the people who have made my time here extremely meaningful, and I look forward to watching their success in the future.”

About REPAY

REPAY provides integrated payment processing solutions to verticals that have specific transaction processing needs. REPAY’s proprietary, integrated payment technology platform reduces the complexity of electronic payments for clients, while enhancing the overall experience for consumers and businesses.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about REPAY’s executive search plans. Such forward-looking statements are based upon the current beliefs and expectations of REPAY’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond REPAY’s control, including, without limitation, the factors described in REPAY’s reports filed with the U.S. Securities and Exchange Commission. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All information set forth herein speaks only as of the date hereof in the case of information about REPAY or the date of such information in the case of information.

Contacts

Investor Relations for REPAY:
ir@repay.com

Media Relations for REPAY:
Kristen Hoyman
khoyman@repay.com

Source: Repay Holdings Corporation